Exhibit 99.1

Molson Coors Announces Executive Transitions

Global Brewer Names New Leadership for StarBev Acquisition and UK & Ireland Businesses, Also New Chief Financial Officer As Company Enters Growth Markets

DENVER, Colo., and MONTREAL, Quebec —May 8, 2012—Molson Coors Brewing Company (NYSE: TAP; TSX) today provided further detail on its plans to incorporate the recently announced StarBev acquisition into its business by naming Mark Hunter CEO of the new business unit, which adds nine Central European countries to its growth market portfolio. Hunter, who currently serves as CEO of the company’s UK & Ireland business, is a 20-year industry veteran with extensive experience in the European beer business.

“Mark is an extraordinary brand builder and a strong leader who knows how to win in a highly-competitive, complex environment. We are fortunate to have a proven leader ready to step into this new business and drive results from day one,” said Peter Swinburn, CEO and President of Molson Coors.

Prior to his appointment as CEO of the UK & Ireland business in 2007, Mark served as chief commercial officer for Molson Coors Canada where he was responsible for all sales and marketing activities. He worked in a number of senior roles since joining the brewing industry in 1989, including managing the export markets and business unit strategy for Bass Brewers and marketing management of the Carling brand. He also has served on the board of Bass Brewers as marketing director and on the board of Coors Brewers Ltd. Prior to 1989, he held a variety of sales positions with Hallmark Cards and Bulmers Drinks.

Mark holds a Bachelor Honours degree in Marketing and Business Administration from the University of Strathclyde in Glasgow, Scotland.

Alain Beyens, current CEO of StarBev, will leave the business upon close of the transaction with Molson Coors.  “Alain has been a highly effective leader and he deserves full credit for building this business. Thanks to his leadership, we are taking on a strong operation with great brands and a high-performing team,” noted Swinburn.

Stewart Glendinning, current Global Chief Financial Officer for Molson Coors, has been named to replace Hunter as CEO of the company’s UK & Ireland business. Prior to his current role, Glendinning was Chief Financial Officer for Molson Coors UK, where he was responsible for overseeing all Finance and IT activities within the business.

“Stewart brings deep knowledge of the UK marketplace and a lot of first-hand experience working with our big customers there,” remarked Swinburn. “His leadership of our global financial strategy and team give him the right credentials to grow the performance of our UK business.”

Before joining Molson Coors in 2005, Glendinning worked with KPMG and then with The Hackett Group, both professional services companies, where he held various senior audit and consulting roles and worked with a broad group of Fortune 500 clients. He has lived and worked across Europe, Africa, and North and South America.

Glendinning attended the College of William and Mary, where he obtained a BBA in Accounting. He also earned a law degree from the University of Miami (Florida).

Gavin Hattersley has been named to succeed Glendinning as Global Chief Financial Officer for Molson Coors.  Prior to this promotion, Hattersley served as executive vice president and chief financial officer for MillerCoors, the US joint venture owned by Molson Coors and SAB Miller plc, since its inception in 2008. In this role, Hattersley has been responsible for establishing strong financial management and commercial disciplines for the business unit and reporting financial performance to the two parent companies and to analysts and investors globally.

“We are pleased to have Gavin join us from MillerCoors, where he gained extensive insight into our business,” said Swinburn.  “Gavin also brings his long-standing relationships with financial markets and the beer industry, where he is well-known and well-respected.”

Previously, Hattersley was senior vice president, finance, for Miller Brewing Company, a position he took in October 2002. He came to Miller from SAB Limited in Johannesburg, South Africa, where he served as chief financial officer since 1999. He joined SAB Limited in 1997 and held several financial management positions before his appointment as CFO. Prior to joining SAB Limited, he spent almost 10 years at Barloworld Limited.  Hattersley earned both a bachelor’s degree and an honors degree in accounting science from the University of South Africa. In 1987, he passed the Public Accountants and Auditors Board exam.

“Our ability to fill these key positions with top talent reflects the strength and depth of the Molson Coors talent bench,” said Swinburn. “We have the leadership and the expertise to grow our business globally while continuing to build brands and deliver steadily improving performance in our big home markets.”

The appointments are contingent upon the closing of the transaction to acquire StarBev, which operates breweries and markets beer in Central Europe, announced on April 3, 2012. Molson Coors reported the completion of financing for the acquisition on May 3, 2012, and expects to close by the end of its second quarter this year, pending regulatory approvals.

Overview of Molson Coors Brewing Company

Molson Coors Brewing Company is a leading global brewer delivering extraordinary brands that delight the world’s beer drinkers. It brews, markets and sells a portfolio of leading premium brands such as Coors Light, Molson Canadian, Carling, and Blue Moon across The Americas, Europe and Asia. It operates in Canada through Molson Coors Canada; in the US through MillerCoors; in the U.K. and Ireland through Molson Coors UK; and outside these core markets through Molson Coors International.  Molson Coors is listed on the Dow Jones Sustainability Index for North America and is constantly looking for ways to improve its Beer Print. For more information on Molson Coors Brewing Company visit the company’s Web site, http://molsoncoors.com.

Contacts

News Media

Colin Wheeler
(303) 927-2443
colin.wheeler@molsoncoors.com

Investor Relations

Dave Dunnewald

(303) 927-2334